PACIFIC LAND AND COFFEE CORPORATION

CERTIFICATE OF DESIGNATIONS

Dale Nielsen and Al Coscina certify that they are the President and Secretary, respectively, of Pacific Land and Coffee Corporation, a Delaware corporation (hereinafter referred to as the "Corporation" or the "Company"); that, pursuant to the Certificate of Incorporation, as amended, and Section 151(g) of the Delaware General Corporation Law, the Board of Directors of the Corporation adopted the following resolutions on August 22, 2007; and that none of the Series A Convertible Preferred Stock referred to in this Certificate of Designation has been issued.

RESOLVED, that the Corporation issue up to 900,000 shares of Preferred Stock, on the terms set forth below:

1.

Creation of Series A Convertible Preferred Stock.  There is hereby created a series of preferred stock consisting of 900,000 shares and designated as the Series A Convertible Preferred Stock, having the voting powers, preferences, relative, participating, limitations, qualifications optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

2.

Dividend Provisions.  The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive dividends as a class with the holders of Common Stock as if the Series A Convertible Preferred Stock were converted to Common Stock on the day immediately prior to the record date for such dividend. Each share of Series A Convertible Preferred Stock shall rank on a parity with each other share of Series A Convertible Preferred Stock with respect to dividends.

3.

Redemption Provisions.  The Series A Convertible Preferred Stock is not redeemable except with the written consent of the holders thereof.

4.

Liquidation Provisions.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series A Convertible Preferred Stock shall be entitled to receive the same distribution as holders of Common Stock as if the Series A Convertible Preferred Stock were converted to Common Stock on the day immediately prior to the record date for such distribution.

5.

Conversion Provisions.  The holders of shares of Series A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a)

Right to Convert.   (1)  Each share of Series A Convertible Preferred Stock (the "Preferred Shares") shall be convertible, at the option of its holder, at any time, into 1 share of common stock of the Company (the "Common Stock") at the initial conversion rate (the "Conversion Rate") defined below.

(2)  No fractional shares of Common Stock shall be issued upon conversion of the Preferred Shares, and in lieu thereof the number of shares of Common Stock issuable for each Preferred Share converted shall be rounded to the nearest whole number.  Such number of whole shares of Common Stock issuable upon the conversion of one Preferred Share shall be multiplied by the number of Preferred Shares submitted for conversion pursuant to the Notice of Conversion (defined below) to determine the total number of shares of Common Stock issuable in connection with any conversion.

(3)  In order to convert the Preferred Shares into shares of Common Stock, the holder of the Preferred Shares shall: (i) complete, execute and deliver to the Corporation the conversion certificate attached hereto as Exhibit A (the "Notice of Conversion"); and (ii) surrender the certificate or certificates representing the Preferred Shares being converted (the "Converted Certificate") to the Corporation.  The Notice of Conversion shall be effective and in full force and effect if delivered to the Corporation by facsimile transmission to the Company, provided that the original Notice of Conversion and the Converted Certificate are delivered to the Corporation within three (3) business days thereafter. If in connection with any such conversion.  In the event that any Converted Certificate submitted represents a number of Preferred Shares that is greater than the number of such shares that is being converted pursuant to the Notice of Conversion delivered in connection therewith, the Corporation shall deliver, together with the certificates for the shares of Common Stock issuable upon such conversion as provided herein, a certificate representing the remaining number of Preferred Shares not converted.

(4)  Upon receipt of a Notice of Conversion, the Corporation shall absolutely and unconditionally be obligated to cause a certificate of certificates representing the number of shares of Common Stock to which a converting holder of Preferred Shares shall be entitled as provided herein, which shares shall constitute fully paid and nonassessable shares of Common Stock that are freely transferable on the books and records of the Corporation and its transfer agents, to be issued to, delivered by overnight courier to, and received by such holder by the fifth (5th) calendar day following the Conversion Date.  Such delivery shall be made at such address as such holder may designate therefor in its Notice of Conversion or in its written instructions submitted together therewith.

(5)  No less than 1000 shares of Series A Convertible Preferred Stock may be converted at any one time, unless the holder then holds less than 1000 shares and converts all shares at that time.

(b)

Adjustments to Conversion Rate. (1)  Reclassification, Exchange and Substitution.  If the Common Stock issuable on conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, reverse stock split or forward stock split or stock dividend or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Series A Convertible Preferred Stock shall, upon its conversion, be entitled to receive, in lieu of the Common Stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Series A Convertible Preferred Stock immediately before that change.

(2)  Reorganizations, Mergers, Consolidations or Sale of Assets.  If at any time there shall be a capital reorganization of the Corporation's common stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section (5) or merger of the Corporation into another corporation, or the sale of the Corporation's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Series A Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, to which holders of the Common Stock deliverable upon conversion of the Series A Convertible Preferred Stock would have been entitled on such capital reorganization, merger or sale if the Series A Convertible Preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (b)(2) (including adjustment of the Conversion Rate then in effect and number of shares purchasable upon conversion of the Series A Convertible Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(c)  No Impairment.  The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provision of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment.

(d)  Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Series A Convertible Preferred Stock, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Convertible Preferred Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which  such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Convertible Preferred Stock.

(e)  Notices of Record Date.  In the event of the establishment by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series A Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution and the amount and character of such dividend or distribution.

(f)  Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient, based on the Conversion Rate then in effect, to effect the conversion of all then outstanding shares of the Series A Preferred Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, then, in addition to all rights, claims and damages to which the holders of the Series A Convertible Preferred Stock shall be entitled to receive at law or in equity as a result of such failure by the Corporation to fulfill its obligations to the holders hereunder, the Corporation will take any and all corporate or other action as may, in the opinion of its counsel, be helpful, appropriate or necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(g)  Notices.  Any notices required by the provisions hereof to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid and return receipt requested, and addressed to each holder of record at its address appearing on the books of the Corporation or to such other address of such holder or its representative as such holder may direct.

6.

Voting Provisions.  In addition to the rights provided by the Delaware General Corporation Law, the  Series A Convertible Preferred Stock shall vote as a class with the holders of Common Stock and shall each have 10 votes per share.

IN WITNESS WHEREOF, the Corporation  has caused this Certificate of Designations be duly executed by its President  and attested to by its Secretary this 1st day of October, 2007 who, by signing their names hereto, acknowledge that this Certificate of Designation is the act of the Corporation and state to the best of their knowledge, information and belief, under the penalties of perjury, that the above matters and facts are true in all material respects.

PACIFIC LAND AND COFFEE CORPORATION

/s/ Dale Nielsen

By: _______________________________

Dale Nielsen, President

/s/ al Coscina

By: _______________________________

Al Coscina, Secretary